Report on Schedule and Consent of Independent Auditors'




The Board of Directors
Insilco Holding Co.:


The audits referred to in our report dated February 10, 1999, except as to the fourth paragraph of Note 7, which is as of March 26, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our audit report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP



Columbus, Ohio
May 27, 1999